Exhibit 10.1

Private and Confidential

SENT VIA EMAIL

April 17, 2016

Mr. Lior Tal

Dear Mr. Tal:

On behalf of Cyanogen Inc. (“Company”) and its management team, I am delighted to offer you the position of Chief Operating Officer. This offer is conditioned on your acknowledging and signing this offer letter. It is also conditioned on your signing certain agreements and the Confidential Information and Invention Assignment Agreement (CIIA).

This letter embodies the terms of our offer to you:

1.	Position: Chief Operating Officer

2.	Reporting Relationship: You will report to Kirt McMaster, CEO

3.	Location: 301 High Street, Palo Alto, CA 94301

4.	Start Date: No later than July 11, 2016

5.	Expiration of Offer: This offer, if not accepted and returned to the Company, will automatically expire at 11.59pm PT on April 22, 2016.

6.	Salary: Your cash compensation will be $350,000 per annum, less payroll deductions and all required withholdings, payable in bi-weekly installments (or such other regular payroll period of the Company) in accordance with the Company’s standard payroll practices for salaried employees.

7.	Bonus: You will be eligible for inclusion in the Company’s discretionary bonus plan, which is subject to the final approval of the Board of Directors of the Company. To the extent such plan is adopted and approved by the Board of Directors, such plan shall set out bonus criteria based upon a combination of agreed upon performance achievements and the overall financial performance of the Company. The expected bonus is $150,000.00 which will be paid in accordance with our standard bonus payment cycles.

Note that all compensation (including salary, bonus and equity) is subject to Section 11 (Period of Employment) below and conditioned upon your continued employment in good standing with Company and meeting performance goals as determined by the CEO, subject to any exceptions that may be specifically approved by the Board of Directors.

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Cyanogen Inc.

8.	Equity: We will recommend to the Board of Directors, as soon as practicable after your employment start date, that you be granted an option to purchase 953,789 (nine hundred fifty-three thousand seven hundred and eighty-nine) shares of the Company’s common stock (which represents approximately 2.4% of the total fully diluted outstanding shares) at an exercise price to be determined by the Board of Directors, which is generally the fair market value of such shares. Upon approval by the Board of Directors, your option will vest and become exercisable over a four-year period with 25% vesting seven months after your employment start date and with the balance vesting equally after each additional one-month period of continuous service completed over the following 41 months, subject to and in accordance with the terms of the Company’s 2013 Stock Incentive Plan (the “Plan”). The fair market value per share of the Company’s common stock is determined by the Company’s Board of Directors in good faith compliance with applicable guidance in order to avoid having the option be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended. There is no guarantee that the Internal Revenue Service will agree with this valuation. You should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase the Company’s common stock. We will also recommend to the Board of Directors that if there is a Change of Control (as defined below), 50% (fifty percent) of the then-unvested shares subject to the Option shall become immediately vested and exercisable. For purposes of this agreement, “Change of Control” is defined as the occurrence of either one of: (i) Change of Control as defined in the Plan, or (ii) a “Deemed Liquidation Event” or such similar terms as defined in the Company’s then current certificate of incorporation. In addition, we will recommend to the Board of Directors that if your employment is terminated by the Company (or its successor or parent) without Cause (as defined in the Plan) in connection with or at any time after a Change of Control or by you for Good Reason (as defined below) in connection with or at any time after a Change of Control, in each case 100% (one hundred percent) of the then-unvested shares subject to the Option shall become immediately vested and exercisable, effective immediately prior to your date of termination. “Good Reason” shall mean your resignation within thirty (30) days following the expiration of any Company (or its successor or parent) cure period (discussed below) following the occurrence of one or more of the following, without your consent: (i) the assignment to you of any duties, the reduction of your duties or the removal of you from your position and responsibilities, any of which results in a material diminution of authority, duties, or responsibilities with the Company (or its successor or parent) in effect immediately prior to such assignment; (ii) a material reduction in your base salary, except for reductions that are in proportion to any salary reduction program approved by the board of directors that affects a majority of the senior executives of the Company (or its successor or parent); provided, however, that a reduction of 10% or less will in no instance be deemed material; (iii) a material change in the geographical location at which you must perform services (for purposes of this definition, your relocation to a facility or a location fewer than fifty (50) miles from your then-present location shall not be considered a material change in geographical location); or (iv) any material breach by the Company (or its successor or parent) of any material provision of the terms of the stock option agreement evidencing the option. You will not resign for Good Reason without first providing the Company (or its successor or parent) with written notice of the acts or omissions constituting the grounds for Good Reason within ninety (90) days of the initial existence of the grounds for Good Reason and a reasonable cure period of not less than (30) days following the date of such notice. In no instance will your resignation be deemed to be for Good Reason if it becomes effective more than twelve (12) months following the initial occurrence of any of the events that otherwise would constitute Good Reason hereunder. In addition, we will recommend to the Board of Directors that, unless your employment is terminated by the Company (or its successor or parent) for Cause, the vested portion of your option will remain exercisable until the earlier of (i) two (2) years from your termination of service and (ii) ten (10) years from the date the Board of Directors approves the option.

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Cyanogen Inc.

9.	Vacation: You will be entitled to up to (15) fifteen days of paid time off per year.

10.	Benefits: You are eligible to participate in benefits consistent with the Company’s policies, including medical, dental and vision. You will be eligible to participate in the Company’s 401(k) and other benefits once they are implemented by the Company.

11.	Period of Employment: Your employment with the Company will be “at will,” meaning that either you or the Company can terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company. If your employment is involuntarily terminated (unless such termination is for Cause as defined in the Plan) or you terminate your employment for “Good Reason” (as defined above), you will receive a severance payment equal to three months’ salary and Company will pay or reimburse you for expenses related to continuation of the benefits described in Section 10 for three months after such involuntary termination.

12.	Other Employment: You will not work for or have any interest directly in any other company or business or undertake any activity which might interfere with the proper performance of your duties to the Company or be in conflict with the Company’s interests as determined by the Company in its sole discretion.

13.	Reference Checks: Your offer is contingent upon the satisfactory completion of reference checks. Upon accepting this offer, you are authorizing the Company to contact your references. We may request additional information from you to engage in a background check as well.

14.	Previous Employment: Your offer is also contingent upon your certification that there are no contractual conditions that will prevent you from performing the responsibilities of this offered position. Having left your former employer, it is expected that you did not take any of your former employer’s (a) files, (b) clients or customer files or lists, (c) vendor, contractor or consultant files or lists or (d) employee files. If you took any of these types of files from your former employer, then it is required that you to return them to your former employer immediately and before accepting this offer.

Furthermore, it is expected that when you left your former employer that you did not (x) initiate contact or solicit your former employer’s clients, or customers for the purpose of encouraging them to terminate their relationship with your former employer, (y) initiate contact or solicit your former employer’s vendors, contractors, or consultants for the purpose of encouraging them to terminate their relationship with your former employer and (z) initiate contact or solicit your former employer’s employees for the purpose of encouraging them to terminate their employment with your former employer.

We also expect that coming to work for the Company you will not violate any Employment Agreement, Confidentiality Agreement, Covenant Not To Compete Agreement, or other agreement between you and any of your former employers. By signing below, you confirm that you are not in violation of any agreement or contract with any former employer.

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Cyanogen Inc.

15.	Amendment and Governing Law: This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this offer letter and the resolution of any disputes will be governed by the law of the State of California, without giving effect to conflict of laws principles. Any action relating to this offer letter must be brought in the federal or state courts having jurisdiction and venue in or for the courts located in Santa Clara County, State of California, and the parties irrevocably consent to the jurisdiction of such courts.

16.	Entire Agreement: This letter and the Exhibit (CIIA) attached hereto contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

17.	Arbitration: You and the Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, this agreement or any breach of this agreement. Such arbitration shall held in the State of California, Santa Clara County, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time.

Prior to signing below, you should consult with your own legal advisor concerning the matters set forth in this offer letter since it deals with important legal matters.

We hope that you find the foregoing terms acceptable. Please indicate your agreement with these terms and accept this offer by signing and dating both this letter and the enclosed Confidential Information and Invention Assignment Agreement and returning them to me.

As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.

Should you have any questions, please do not hesitate to contact me.

Sincerely,

Cyanogen Inc.

/s/ Kirt McMaster
Kirt McMaster
CEO

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Cyanogen Inc.

The undersigned accepts the above employment offer and agrees that it contains the terms of employment with Cyanogen Inc., and that there are no other terms express or implied.

By:	/s/ Lior Tal	Dated: 4/17/2016
Name: Lior Tal